THERMOGENESIS RECEIVES NOTICE RELATED TO
NASDAQ MINIMUM CLOSING BID PRICE RULE

RANCHO CORDOVA, CA (September 21, 2009)—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products for processing and storing adult stem cells, said today it had received a letter dated September 16, 2009, indicating the Company had become non-compliant with the Nasdaq Capital Markets’ minimum bid pricing requirement under rule 5550(a)(2) as the Company’s closing bid price for the past 30 days had failed to meet the minimum bid of $1.00 per share.

In accordance with Nasdaq listing rule 5810(c)(3)(A), the Company has a compliance period of 180 days, or until March 15, 2010, to regain compliance by having a closing bid price of $1.00 or more for a minimum of ten consecutive business days. If this compliance is not met within the 180-day period, ThermoGenesis will receive written notification that its securities are subject to delisting. The Company may appeal the delisting determination to Nasdaq’s Listing Qualifications Panel and may be eligible for an additional 180-day compliance period if it meets the Nasdaq Capital Market listing standards, other than the minimum closing bid price requirement.

About ThermoGenesis Corp.
ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	AXP® AutoXpress™ Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP™ MarrowXpress™ and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. GE Healthcare is the exclusive global distribution partner for the AXP cord blood product except for Central and South America, China (except Hong Kong), Russia/CIS and Japan, where ThermoGenesis markets through independent distributors. The MXP is used for isolating stem cells from bone marrow.

•	The Res-Q™ 60 BMC (Res-Q), a point of care system that is designed for bone marrow stem cell processing. This product was launched in July 2009.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community. Asahi Medical is the exclusive distributor for the CryoSeal System in Japan and the Company markets through independent distributors in Europe and South America.

This press release contains forward-looking statements, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal years 2010, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2010. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk Factors” in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com